EXHIBIT 23.3
DEGOLYER AND MACNAUGHTON
500 I SPRING ALLEY ROAD SUITE 800 EAST
DALLAS, TEXAS 75244

September 10, 2018

Evolution Petroleum Corporation 1155 Dairy Ashford
Suite 425
Houston, Texas 77079
Ladies and Gentlemen:
We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our letter report dated August 14, 2018, and to the inclusion of information taken from our report entitled "Report as of June 30, 2018 on Reserves and Revenue of Certain Properties owned by Evolution Petroleum Corporation" in the sections "Business Strategy-Delhi Field C02 Enhanced Oil Recovery - Onshore Louisiana Project," "Estimated Oil and Natural Gas Reserves and Estimated Future Net Revenues," "Internal Controls over Reserves Estimation Process and Qualifications of Technical Persons with Oversight for the Company's Overall Reserve Estimation Process" in the Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2018. We further consent to the incorporation by reference of information in the Form 10-K in the Evolution Petroleum Corporation Registration Statements on Form S-8 (File Nos. 333-152136, 333-140182, 333-183746, and 333-216098) and Form S-3 (File Nos. 333-211338 and 333-193899).

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716